Exhibit 8.2

[Letterhead of Pillsbury Winthrop LLP]

January 24, 2003

Telesystem International Wireless, Inc.
1000 de la Gauchetière Street West, 16th Floor
Montréal, Québec
H3B 4W5
Canada

Re:	Telesystem International Wireless, Inc. Registration Statement on Form F-3 for its 14% Senior Guaranteed Notes

Dear Ladies and Gentlemen:

     We have acted as special United States counsel to Telesystem International Wireless, Inc. (the “Company”), in connection with the registration of certain of its 14% Senior Guaranteed Notes due December 30, 2003 (the “Covered Notes”). In connection therewith, we have assisted in the preparation of the prospectus (the “Prospectus”) that forms a part of the registration statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) for the purpose of registering $11,775,103 principal amount of Covered Notes. Unless otherwise defined herein, all terms used herein shall have the meanings ascribed to them in the Prospectus.

          On the basis of the foregoing and upon consideration of applicable law, subject to the qualifications stated therein, the discussion of U.S. federal income tax considerations set forth under the caption “Income Tax Considerations — U.S. Federal Income Tax Considerations” in the Prospectus constitutes our opinion as to the material U.S. federal income tax consequences of an investment in the Covered Notes that may be relevant to U.S. holders as discussed therein.

          This opinion is limited to the federal income tax law of the United States and does not cover any questions arising under, or relating to, the laws of any other jurisdiction, including, without limitation, Canada, the Netherlands or any political subdivision thereof or therein.

          We consent to being named in the Registration Statement and the Prospectus under the caption “Income Tax Considerations – U.S. Federal Income Tax Considerations” as special United States counsel that has passed upon the above-referenced U.S. federal income tax considerations with respect to an investment in the Covered Notes and under the caption “Legal Matters.” We also hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,